INVESTMENT MANAGEMENT

Reliable Partner | Reliable Investing®

VOYA®

(d)(1)(D)(iii)

September 1, 2021

Voya Investors Trust

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

By this letter dated September 1, 2021, we have agreed to waive a portion of the management fee payable to us under the Investment Management Agreement, dated May 1, 2017, between Voya Investments, LLC and Voya Investors Trust (the "Agreement"), with respect to VY® BlackRock Inflation Protected Bond Portfolio (the "Portfolio"), a series of Voya Investors Trust, in the amount of 0.05% per annum. By this letter, we agree to waive that fee for the period from September 1, 2021 through May 1, 2023.

Voya Investments, LLC acknowledges that any fees waived during the term of this letter shall not be eligible for recoupment at any time in the future.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of Voya Investors Trust.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

September 1, 2021

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,

By: /s/ Todd Modic

Todd Modic

Senior Vice President

Voya Investments, LLC

Agreed and Accepted: Voya Investors Trust

(on behalf of the Portfolio)

By: /s/ Kimberly A. Anderson

Kimberly A. Anderson

Senior Vice President